Exhibit 99.B(h)(d)(2)

SCHEDULE A

to the

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund(1)

Fund	Expense Limitation(2)	Effective Date	Expiration Date
Pacific Dynamix — Conservative Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2019	April 30, 2020
Pacific Dynamix — Moderate Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2019	April 30, 2020
Pacific Dynamix — Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2019	April 30, 2020

Effective:  April 30, 2019

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

(1)  The Pacific Dynamix Underlying Funds currently have no expense limitations in place.

(2)  Maximum operating expense limit as a percentage of average net assets.